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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                           Warrantech Corporation
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                              (Name of Issuer)

                       Common Stock, $.007 par value
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                       (Title of Class of Securities)

                                 934648304
                     ----------------------------------
                              (CUSIP Number)

                              June 4, 2002
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

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CUSIP No. 934648304
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

            Staples, Inc.
            I.R.S. Identification No. 042896127

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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     Incorporated under the laws of the State of Delaware

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 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,000,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,000,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,000,000

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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)

     5.7%

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(12) Type of Reporting Person (See Instructions)

     CO

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CUSIP No. 934648304
          ---------

ITEM 1.

    (a)   Name of Issuer

          Warrantech Corporation


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    (b)   Address of Issuer's Principal Executive Offices

          150 Westpark Way
          Euless, TX  76040

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ITEM 2.

    (a)   Name of Person Filing

          Staples, Inc.

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    (b)   Address of Principal Business Office or, if none, Residence

          500 Staples Drive
          Framingham, MA  01702

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    (c)   Citizenship

          The information requested hereunder is set forth under Item 4 of the cover page to this Schedule 13G.

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    (d)   Title of Class of Securities

          Common Stock, $.007 par value

          ---------------------------------------------------------------------
    (e)   CUSIP Number

          934648304

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ITEM 3.  Type of person(s) filing

         Staples, Inc.:
         Passive Investor pursuant to Rule 13d-1(c)

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CUSIP No. 934648304
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ITEM 4.  OWNERSHIP

The information requested hereunder is set forth under Items 5 through 9 and
Item 11 of the cover page to this Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



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Date: June 13, 2002

Signature:  Staples, Inc.


Name/Title: Jack VanWoerkom
            Senior Vice President and General Counsel